Tidal Trust II 485BPOS

Exhibit 99.(a)(iv)(2)(a)

FIRST AMENDMENT TO THE

SUBSIDIARY FUTURES TRADING ADVISORY AGREEMENT

between RESOLVE ASSET MANAGEMENT SEZC (CAYMAN), and

TIDAL INVESTMENTS LLC

(Return Stacked Cayman Subsidiary/Return Stacked® Bonds & Managed Futures ETF)

This First Amendment to the Subsidiary Futures Trading Advisory Agreement (this “Amendment”) is made as of April 24, 2026 by and between ReSolve Asset Management SEZC (Cayman) (the “Trader”) and Tidal Investments LLC (the “Adviser”).

BACKGROUND:

A.	The Adviser and the Trader are parties to a Subsidiary Futures Trading Advisory Agreement dated October 2, 2023, as amended (the “Agreement”), pursuant to which the Trader is to provide futures trading advisory services to a portion of the assets of Return Stacked Cayman Subsidiary (the “Fund”), a wholly owned subsidiary of Return Stacked® Bonds & Managed Futures ETF (the “U.S. Fund”) representing a portion of the U.S. Fund assets allocated by the Adviser for management by the Trader (the “Allocated Portion”) pursuant to a Futures Trading Advisory Agreement dated October 2, 2023, as amended, between the Adviser and the Trader.

B.	Pursuant to Section 2 of the Agreement, the Trader will make recommendations to the Adviser for the Allocated Portion, have full discretionary authority to manage the investment of the Allocated Portion, including the authority to purchase, sell, cover open positions, and generally deal in financial and commodities futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund, as well as manage the investment and reinvestment of the Allocated Portion. Section 2 also provides that the Trader will perform the functions set forth in the Agreement, among which is the function to place orders for the purchases and sales of portfolio investments for the Allocated Portion.

C.	The parties desire to delegate to ReSolve Asset Management Inc. (“RAM”), a sub-adviser to the Fund, the functions of placing orders for the purchases and sales of portfolio investments for the Allocated Portion and negotiation of transaction-related agreements and confirmations.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The second paragraph of Section 2 of the Agreement is deleted in its entirety and replaced with the following:

“Consistent with the Investment Guidelines, unless otherwise directed in writing by the Adviser or the Trust, the Trader shall have full discretionary authority to manage the investment of the Allocated Portion of the Fund, including the authority to purchase, sell, cover open positions, and generally deal in financial and commodity futures contracts, options, swaps, short-term investment vehicles and other property comprising or relating to the Fund (collectively, “Financial Instruments).”

2.	Section 2.d. of the Agreement is deleted in its entirety and replaced with the following:

“d.          place orders, or direct RAM to place orders, on behalf of the Fund for the purchase and sale of Financial Instruments for the Allocated Portion;”

3.	The first two paragraphs of Section 5 of the Agreement are deleted in their entirety and replaced with the following:

“The Adviser hereby delegates to the Trader the authority to place orders for the purchase and sale of Financial Instruments for each Fund's Allocated Portion, and to select the brokers, dealers, futures commission merchants, or other intermediaries that will execute such transactions. Upon such delegation:”

4.	The following are added as Section 5.F and Section 5.G. of the Agreement:

“F.          (i)         The Trader is authorized to appoint or direct RAM to perform any and all of the Trader’s obligations under Section 5.A through Section 5.D. of the Agreement, subject to all terms and conditions otherwise applicable to the Trader under Section 5.

(ii)       RAM is independently responsible to the Adviser for its trade execution errors under the Sub-Advisory Agreement between RAM and the Adviser (the "RAM Sub-Advisory Agreement"), and the Trader shall not be liable for any trade errors committed by RAM in the performance of functions delegated to RAM pursuant to this Section 5.F., provided that the Trader's instructions to RAM were accurate, complete, and timely. The Trader shall remain responsible for any errors attributable to the Trader's own instructions to RAM, including errors in instrument selection, quantities, transaction direction, or Fund allocation communicated by the Trader to RAM.

(iii)      The Trader shall exercise reasonable care, skill, and due diligence in the selection of RAM to perform services on its behalf as contemplated by this Agreement. The Trader also shall be responsible for supervising, monitoring, and overseeing the activities and performance of RAM in accordance with the terms of the Trader’s agreement with RAM.

“G.          For the avoidance of doubt, the Trader’s authorization pursuant to Section 5.B of the Agreement includes the authorization to negotiate transaction-related agreements and confirmations, including ISDA master agreements and related documents, as well as open brokerage and futures commission merchant accounts and take other necessary or appropriate actions related thereto consistent with the other terms of Section 5.B.”

5.	Section 5.E of the Agreement is deleted in its entirety and replaced with the following:

"E. [Reserved. See Section 6.e.]"

6.	The following is added as Section 6.e. of the Agreement:

“e.          The Trader shall promptly notify the Adviser and the Trust's Chief Compliance Officer of any errors in connection with its instructions to RAM for any Fund, including errors in instrument selection, quantities, transaction direction or Fund allocation, (collectively, "Trade Errors"), and of any trade execution errors committed by RAM of which the Trader becomes aware. The Trader shall use reasonable efforts to correct or otherwise mitigate any Trade Error, including coordinating with RAM to unwind affected transactions and pursuing recovery from the applicable broker, dealer, or counterparty. For purposes of this Section 6.e, "net losses" means the aggregate direct economic loss to a Fund resulting from a Trade Error, calculated by netting all gains and losses across all positions and instruments arising from or affected by the same Trade Error event. Any net losses resulting from a Trade Error which cannot be unwound or reimbursed by the applicable broker, dealer, or counterparty shall be promptly reimbursed to the Fund by the Trader. To the extent that a Fund subsequently receives any third-party payment for the same loss for which the Trader has reimbursed the Fund, the Fund shall promptly reimburse the Trader. The Trader shall not be financially responsible for trade execution errors committed by RAM pursuant to Section 5.F., provided that the Trader's instructions to RAM were accurate, complete, and timely. Any net gains resulting from a Trade Error shall be handled in accordance with the Adviser's trade error policies, or in the absence of any such policies, pursuant to determination of the Board.”

7.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

d.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

Tidal Investments LLC (Adviser)

By:	/s/Gavin Filmore
Name:	Gavin Filmore
Title:	Chief Executive Officer

ReSolve Asset Management SEZC (Cayman) (Trader)

By:	/s/Mike Philbrick
Name:	Mike Philbrick
Title:	CEO

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